EXHIBIT (4)(b)(i)

                                IRA ENDORSEMENT


                                  ENDORSEMENT

In order to qualify this contract as an Individual Retirement Annuity under
Section 408 of the Internal Revenue Code of 1986, as amended, (hereafter referred to as The Code), the following provisions and restrictions are hereby made applicable, notwithstanding any provisions to the contrary contained in the policy. In the case of a conflict between the policy and the endorsement, the endorsement overrides the policy.

ARTICLE 1 - Non-Transferability and Non-Forfeitability

The owner may not change the ownership of the policy and the policy may not be sold,


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assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone. The owner's rights shall at all times be non-forfeitable.

ARTICLE 2 - Premium Limitation

Except in the case of a rollover contribution, as that term is described in
Section 402(a)(5), 402(a)(6), 402(a)(7); 403(a)(4), 403(b)(8), or 408(d)(3) of
The Code, or a direct transfer from one Individual Retirement Annuity issued by the Company to another Individual Retirement Annuity issued by the Company, no premiums will be accepted unless they are in cash, and the total of such premiums shall not exceed $2000 for any taxable year. If the premium consists entirely of an employer contribution under a simplified employee pension, as such is defined in Section 408(k) of The Code, the maximum amount of premium stated in paragraph 1 of this article shall be increased by the amount of this limitation in effect under section 415(c)(1)(A) of The Code.

The minimum premium required for each additional premium payment under this IRA is $50. The sentence stating that "Each additional premium payment must be at least $1,000" found in the Premium Payments section of the policy is deleted.

ARTICLE 3 - Refund of Premiums

Any refund of premiums (other than those attributable to excess contributions) will be applied towards the payment of future premiums or the purchase of additional benefits before the close of the calendar year following the year of the refund.

ARTICLE 4 - Distributions Before Death Of The Owner

Federal tax law requires that minimum distributions from individual retirement arrangements, including Individual Retirement Annuities, begin not later than April 1 of the calendar year following the year in which the owner attains age 70 1/2. In order to comply with this requirement, the Surrender Value of this annuity may be distributed as a lump sum or may be distributed in equal or substantially equal amounts over (a) the life of the owner, or the lives of the owner and a designated beneficiary, or (b) a period certain not extending beyond the life expectancy of the owner, or the joint life expectancy of the owner and a designated beneficiary.

If distributions are to be made to the owner in the manner described in (a) or
(b) of this Article, the amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by the dividing the Surrender Value as of the beginning of each year by the lesser of
(1) the applicable life expectancy or (2) if the owner's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q&A-4 of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. For purposes of this calculation only, "Surrender Value at the beginning of each year" will include amounts not in this Individual Retirement Annuity at the beginning of the year because they have been withdrawn for the purpose of making a rollover contribution to another individual retirement plan. Distributions after the death of the owner shall be distributed using the applicable life expectancy as the relevant divisor without regard to Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Life expectancy and joint and last survivor expectancy are computed by use of the expected return multiples in Tables V of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the owner by the time distributions are required to begin, life expectancies shall be subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, instead life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Distributions under this annuity shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the regulations thereunder.


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ARTICLE 5 - Distributions Upon Death Of The Owner

If the owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the owner's death.

If the owner dies before distribution of his or her interest commences, the owner's entire interest will be distributed in accordance with one of the following four provisions: (a) The owner's entire interest will be paid within five years after the owner's death. (b) If the owner's interest is payable to a designated beneficiary and the owner has not elected (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one year after the date of the owner's death. The designated beneficiary may elect at any time to receive greater payments to the extent of payments guaranteed to be made. (c) If the designated beneficiary is the owner's surviving spouse, the spouse may elect within the five year period commencing with the owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased owner would have attained age 70 1/2. The surviving spouse may increase the frequency or amount of these payments at any time to the extent of any payments guaranteed to be made. (d) If the designated beneficiary is the owner's surviving spouse, the spouse may treat the contract as his or her own individual retirement annuity. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, makes a rollover to or from such contract, or fails to elect any of the above three provisions.

For purposes of this Article 5, payments will be calculated by use of he expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12-consecutive month period will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

Any amount paid to a child of the owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

ARTICLE 6 - Applicant

The applicant for the policy is the owner/annuitant of the policy. This policy is established for the exclusive benefit of the owner(s) or his or her beneficiaries.

ARTICLE 7 - Annual Reports

The Company will furnish annual calendar year reports concerning the status of the annuity.

ARTICLE 8 - Amendments

The Company shall have the right, solely at its discretion, to amend any and all provisions of the policy in order to maintain qualification of the policy as an Individual Retirement Annuity under Section 408 of The Code. Such endorsement will be effective with respect to the annuitant and this policy upon receipt by the owner. The owner has the right to refuse to accept any amendment; however, the Company shall not be held liable for any such tax consequences incurred by the owner as a result of his or her refusal to accept such amendment.

For THE LIFE INSURANCE COMPANY OF VIRGINIA


                                                     Paul E. Rutledge, III
                                                     President

                                           EXHIBIT (4)(b)(ii)

                                           PENSION ENDORSEMENT




                                  ENDORSEMENT



In order to use this contract under the Internal Revenue Code of 1986, as amended, (hereafter referred to as The Code), the following provisions and restrictions are hereby made applicable, notwithstanding any provisions to the contrary contained in the policy.

Non-Transferability

The owner may not change the ownership of the policy and the policy may not be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than The Life Insurance Company of Virginia unless the owner is the trustee of an employee trust qualified under The Code. The purpose of this provision is to qualify the annuity under Section 401(g) of The Code, and it shall be so construed.

Monthly Income Benefit

We will make monthly payments to the annuitant for a guaranteed period. If the annuitant dies before the end of the guaranteed minimum period, the remaining payments will be discounted at the same rate used to calculate the monthly income. The discounted amount will be paid in one sum to the annuitant's estate unless otherwise provided.



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Optional Payment Plans

We will make payments that do not depend on the sex of the annuitant. New monthly payment rates for the Life Income plan or the Joint Life and Survivor Income plan are contained in this endorsement.

Settlement Age: The settlement age is the payee's age nearest birthday on the date payments begin, minus an age adjustment from the table below. The age adjustment cannot exceed the age of the payee.

------------------------------------------------------
  Year Payments Begin                   Age
After           Prior To             Adjustment
------------------------------------------------------
----              2001                   0
2000              2026                   3
2025              2051                   7
2050              ----                  10
------------------------------------------------------



                             LIFE INCOME PLAN TABLE


Monthly Payment Rates for each $1000 of proceeds

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Age   10      15      20      Age  10      15      20      Age  10       15      20       Age     10       15      20
      Years   Years   Years        Years   Years   Years        Years    Years   Years            Years    Years   Years
      Certain Certain Certain      Certain Certain Certain      Certain  Certain Certain          Certain  Certain Certain

-----------------------------------------------------------------------------------------------------------------------------
20    $2.82   $2.82   $2.82   55   $4.00   $3.96   $3.90   66   $5.08    $4.91   $4.67    77      $6.96    $6.14   $5.33
25     2.90    2.89    2.89   56    4.07    4.03    3.96   67    5.22     5.02    4.74    78       7.16     6.23    5.36
30     2.99    2.99    2.98   57    4.15    4.10    4.03   68    5.36     5.13    4.82    79       7.36     6.32    5.39
35     3.11    3.10    3.10   58    4.23    4.18    4.09   69    5.51     5.24    4.89    80       7.57     6.40    5.42
40     3.26    3.25    3.24   59    4.32    4.25    4.16   70    5.66     5.35    4.96    81       7.77     6.47    5.44
45     3.45    3.43    3.42   60    4.41    4.34    4.23   71    5.83     5.47    5.02    82       7.96     6.54    5.46
50     3.59    3.67    3.64   61    4.51    4.42    4.30   72    6.00     5.58    5.09    83       8.14     6.60    5.47
51     3.74    3.72    3.68   62    4.61    4.51    4.37   73    6.18     5.70    5.15    84       8.32     6.65    5.48
52     3.80    3.78    3.74   63    4.72    4.61    4.44   74    6.37     5.81    5.20    85&over  8.48     6.69    5.49
53     3.87    3.84    3.79   64    4.83    4.70    4.52   75    6.56     5.93    5.25
54     3.93    3.90    3.85   65    4.95    4.80    4.59   76    6.76     6.03    5.29


-----------------------------------------------------------------------------------------------------------------------------
  *Age means Settlement Age


                   JOINT LIFE AND SURVIVOR INCOME PLAN TABLE

Monthly Payment Rates for each $1000 of proceeds

----------------------------------------------------------------------------------------------------------------
Settlement                    Settlement
Age                           Age
----------------------------------------------------------------------------------------------------------------
            35       40       45        50      55       60       65       70       75       80       85&over
----------------------------------------------------------------------------------------------------------------
35          $2.92    $2.97    $3.00     $3.03   $3.06    $3.07    $3.08    $3.09    $3.10    $3.10    $3.11
40           2.97     3.03     3.08      3.13    3.17     3.20     3.22     3.23     3.24     3.25     3.25
45           3.00     3.08     3.16      3.23    3.29     3.34     3.38     3.41     3.42     3.44     3.44
50           3.03     3.13     3.23      3.33    3.43     3.51     3.57     3.62     3.65     3.67     3.68
55           3.06     3.17     3.29      3.43    3.56     3.68     3.79     3.87     3.93     3.96     3.99
60           3.07     3.20     3.34      3.51    3.68     3.86     4.03     4.16     4.27     4.34     4.38
65           3.08     3.22     3.38      3.57    3.79     4.03     4.27     4.49     4.68     4.81     4.89
70           3.09     3.23     3.41      3.62    3.87     4.16     4.49     4.83     5.14     5.38     5.54
75           3.10     3.24     3.42      3.65    3.93     4.27     4.68     5.14     5.61     6.02     6.30
80           3.10     3.25     3.44      3.67    3.96     4.34     4.81     5.38     6.02     6.63     7.10
85&over      3.11     3.25     3.44      3.68    3.99     4.38     4.89     5.54     6.30     7.10     7.76

----------------------------------------------------------------------------------------------------------------
For the Life Insurance Company of Virginia



                           Paul E. Rutledge III
                           President

                                                    EXHIBIT (4)(b)(iii)

                                                    Section 403b Endorsement




                                  ENDORSEMENT

Cash Value Withdrawal Restrictions Effective January 1, 1989

You may not withdraw cash value resulting from:

* premiums paid after December 31, 1988, as elective deferrals through a salary reduction agreement;

* earnings on those premiums;

* earnings on the amount of cash value as of December 31, 1988, attributable to premiums paid as elective deferrals.

These restrictions are required by Section 403(b)(11), which was added to the Internal Revenue Code by the Tax Reform Act of 1986. They override any policy provisions to the contrary.

Exceptions to Restrictions on Cash Value Withdrawals

The restrictions listed above do not apply to withdrawals due to your:

* death;

* attainment of age 59 1/2;

* ending employment with the employer sponsoring the 403(b) plan;

* disability, as defined in Section 403(b)(11); or

* financial hardship, as defined in Section 403(b)(11). In the case of financial hardship, only cash value from premiums paid through elective deferrals, and not cash value from income on those premiums, may be withdrawn.

For The Life Insurance Company of Virginia,




                                                     Paul E. Rutledge, III
                                                     President

                                        EXHIBIT (4)(b)(iv)

                                        Guaranteed Minimum Death Benefit Rider


                     THE LIFE INSURANCE COMPANY OF VIRGINIA
                     GUARANTEED MINIMUM DEATH BENEFIT RIDER



This rider provides for an Optional Death Benefit in addition to the Optional Death Benefit provided for in the policy. The Death Benefit will be the greater of:

         *        The Death Benefit provided for Under the Death Provisions
                  section in the policy; or
         *        The Death Benefit provided for in this rider.

Optional Death Benefit at Death of Annuitant

If any Annuitant dies while this rider is in effect and before income payments begin, the Designated Beneficiary may surrender the policy for the Death Benefit within 90 days of the date of such death. If this Death Benefit is paid, the policy will terminate, and we will have no further obligation under this policy.

The Death Benefit will be the greater of:

         *        The Guaranteed Minimum Death Benefit; or
         * The Account Value of the policy on the date we receive proof of the Annuitant's death or, if later, the date of your request.

Guaranteed Minimum Death Benefit. On the policy date, the Guaranteed Minimum Death Benefit is equal to the premium paid. At the end of each valuation period after such date, the Guaranteed Minimum Death Benefit is the lesser of:

         * The total of all premiums received, multiplied by two, less the amount of any partial surrenders, plus their surrender charges, made prior to or during that valuation period; or
         * The Guaranteed Minimum Death Benefit at the end of the preceding valuation period, increased as specified below, plus any additional premium payments during the current valuation period and less the amount of any partial surrenders, plus their surrender charges, made during the current valuation period.

The amount of increase for the valuation period will be calculated by applying a factor to the Guaranteed Minimum Death Benefit at the end of the preceding valuation period. Until the anniversary on which the Annuitant attains age 80, the factor is determined for each valuation period at an annual rate of 6%, except that with respect to amounts invested in certain investment Subdivisions shown in the policy data pages, the increase factor will be calculated as the lesser of;

         * The Net Investment Factor of the Investment Subdivision of the valuation period, minus one; or
         * A factor for the valuation period equivalent to an annual rate of 6%.

With respect to amounts invested in the Guarantee Account, if it applies, the increase factor for each such amount will be calculated as the lesser of:

         * A factor for the valuation period equivalent to the annual rate that applies to such amount; or

         * A factor for the valuation period equivalent to an annual rate of 6%.

After the anniversary on which the Annuitant attains age 80, the factor will be zero.

If the surrender occurs more than 90 days after the Annuitant's death, the Surrender Value will be payable instead of the Death Benefit. Amounts payable under this rider are subject to the Distribution Rules and Payment of Benefits provisions in the policy.

The following paragraph is added to the Account Value Benefits section of the policy:

If the Guarantee Account applies and if the Account Value in the Separate Account is insufficient to cover the Annual Death Benefit Charge, then the deduction will be made first from the Account Value in the Separate Account. The excess of the charges over the Account Value in the Separate Account will then be deducted from the Account Value in the Guarantee Account. Deductions from the Guarantee Account will be taken from the amounts which have been in the Guarantee Account for the longest period of time.


The following provision is added to the Account Value Benefits section of the policy:

Annual Death Benefit Charge

There will be a charge made each year for expenses related to the Death Benefit that is available under the terms of the rider. This charge is made at the beginning of each policy year after the first, and at surrender, against the Account Value allocated to the Separate Account. The amount of this charge is shown on page 3 and is applied to the average Guaranteed Minimum Death Benefit during the previous year. The charge at surrender will be a pro-rata portion of the annual charge.

When this Rider is Effective

This rider is effective on the policy date and will remain in effect while this policy is in force and before income payments begin, or until the policy anniversary following the date of receipt of your request to terminate the rider.

For The Life Insurance Company of Virginia,


                                                         Paul E. Rutledge, III

                                                               President